Exhibit (d)(10)

EXECUTION VERSION

AMEnDMENT NO. 1 TO

CONTRIBUTION AND EXCHANGE AGREEMENT

This Amendment No. 1 to Contribution and Exchange Agreement (this “Amendment”), dated as of September 10, 2024, is made by and between Sterling Karpos Holdings, LLC, a Delaware limited liability company (“TopCo”), and AVI Mezz Co., L.P., a Delaware limited partnership (“Rollover Participant”).

WHEREAS, Rollover Participant entered into a Contribution and Exchange Agreement with TopCo, dated as of May 23, 2024 (the “Rollover Agreement”); and

WHEREAS, the parties hereto desire to amend the Rollover Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth herein, and other good and valuable consideration, the undersigned hereby acknowledge and agree as follows:

Article I
AMENDMENTS TO ROLLOVER AGREEMENT

Section 1.01 Contribution and Exchange. Section 1(a) of the Rollover Agreement is hereby deleted in its entirety and replaced with the following:

At the closing of the transactions contemplated by this Section 0 (the “Contribution Closing”), and subject to the terms and conditions of this Agreement, the Rollover Investor shall contribute to TopCo the Rollover Shares. Such contribution of Rollover Shares shall be free and clear of all Liens (other than restrictions on transfer arising under any securities Laws), and in exchange therefor, TopCo shall issue to the Rollover Investor 83,514.43643 TopCo Units at a price per TopCo Unit of US$1,000.00.

Article II

MISCELLANEOUS

Section 2.01 Effect. Except as expressly herein provided, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver, amendment or modification of any other provision of the Rollover Agreement and, except as specifically amended hereby, the Rollover Agreement shall remain in full force and effect.

Section 2.02 Entire Agreement. This Amendment, together with the Rollover Agreement, the LLC Agreement (as defined in the Rollover Agreement) and the agreements and documents expressly referred to in the Rollover Agreement and LLC Agreement, contain the entire understanding of the parties hereto with respect to the transactions contemplated herein and supersede all prior arrangements or understandings with respect thereto. All references to the “Agreement” contained in the Rollover Agreement shall refer to the Rollover Agreement as amended by this Amendment.

Section 2.03 Governing Law. This Amendment, and all claims, controversies and causes of action arising out of or relating to this Amendment (whether sounding in statute, contract or tort), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law requiring the application of the laws of another state.

Section 2.04 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment, to the extent signed and delivered by means of electronic transmission in portable document format (.pdf) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first written above.

TOPCO

STERLING KARPOS HOLDINGS, LLC

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President

ROLLOVER PARTICIPANT

AVI MEZZ CO., L.P.

By:	Sterling Capital Partners IV, L.P.
Its:	General Partner

By:	SC Partners IV, L.P.
Its:	General Partner

By:	Sterling Capital Partners IV, LLC
Its:	General Partner

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	Chief Operating Officer and General Counsel

Signature Page – Amendment to Rollover Agreement

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